Exhibit (99)

PRESS RELEASE

GE Reports Third-Quarter Earnings of $4.1 Billion With 15% Revenue Growth, 27% Orders Growth and 32% Year-to-Date Cash Flow Growth

Fairfield, Conn., October 8, 2004 – GE's third quarter 2004 earnings were $4.051 billion, 1% higher than last year's third quarter before the effect of a required accounting change in 2003, the Company announced today.

"We continued our excellent operating performance in the third quarter and built momentum for future growth," said GE Chairman and CEO Jeff Immelt. "We delivered $.38 per share despite approximately $300 million after tax of hurricane-related insurance losses. Excluding the impact of our insurance portfolio repositioning and earnings from our principal pension plans, earnings grew 13% and earnings per share grew 6%.

"The economy we see continues to be very strong, with our total orders for the quarter up 27%. Eight of our 11 businesses delivered at least double-digit earnings growth with continued strong performance on cash flow from operating activities. GE Energy performed as expected, and we saw real earnings momentum at Transportation, Commercial Finance, Consumer Finance and in services across our businesses.

"Our cash performance was exceptional, with 32% growth year-to-date. This reflects our continued focus on cash management and larger dividends from our financial services businesses. We are also ahead of our plan to reduce the 'parent-supported' debt of our financial services businesses.

"NBC Universal and GE Healthcare both made excellent progress integrating their respective major acquisitions. NBC Universal made full use of its new cable networks and produced a terrific Olympics broadcast watched by more than 200 million Americans. Healthcare launched a new molecular diagnostics unit that combines the strengths of Amersham and GE Medical Systems.

"We also continued to invest in our growth initiatives, with launches of new technology such as Healthcare's Vivid i™ portable ultrasound; global growth such as Consumer Finance's entry into Russia and expansion in Korea; and significant customer wins for 600 of our low-emission and fuel-efficient GE Evolution Series™ locomotives. I'm proud of the GE team and its passion for imagination and growth."

"This continued performance," Immelt said, "further strengthens our confidence in our outlook for double-digit earnings growth in the fourth quarter of 2004 and in 2005."

GE will discuss third quarter results on a conference call and Webcast at 8:30 a.m. EDT today. Call information and related charts are available at www.ge.com/investor.

Third Quarter 2004 Financial Highlights

  Earnings of $4.051 billion were up 1% from last year's $4.021 billion before the effect of a required accounting change in 2003. Eight of GE's 11 businesses – Commercial Finance, Consumer Finance, Consumer & Industrial, Equipment & Other Services, Healthcare, Infrastructure, NBC Universal and Transportation – contributed at least double-digit earnings growth. A decline in earnings from Insurance reflected the exit from several businesses and hurricane losses.

Earnings per share (EPS) before the accounting change were $.38, down from last year's $.40, reflecting dilution from additional shares issued in connection with the Amersham and Vivendi Universal Entertainment transactions.

  Revenues were $38.3 billion, 15% higher than last year's $33.4 billion. Industrial sales increased 27% to $21.0 billion, reflecting the combined impact of acquisitions, the stronger economy and the Olympics broadcasts by NBC Universal. Organic industrial sales grew 12%. Combined Commercial Finance and Consumer Finance revenues grew 15% over last year to $10.0 billion, while total financial services revenues grew 3% to $17.5 billion, principally reflecting the reduction in the company's insurance businesses.

  Cash generated from GE's operating activities (CFOA) in the first nine months of 2004 was $9.7 billion, up 32% over last year's $7.4 billion. Special dividends from GE Capital Services, from proceeds of business dispositions, were up $.8 billion. Industrial CFOA in the first nine months increased 25% over last year. GE expects approximately 15% growth in CFOA for the full year.

  Net earnings were $4.051 billion in third quarter 2004, up 11% from $3.649 billion in third quarter 2003, when the company recorded a non-cash transition charge of $372 million ($.04 per share) upon adoption of FASB Interpretation No. 46, which required the consolidation of certain entities by companies that do not control those entities.

"We have strong momentum going into the fourth quarter, and we are narrowing our earnings target for 2004 to $1.57-$1.60 per share, the high end of our range," Immelt said. "We also remain confident that we will achieve 10-15% earnings per share growth in 2005. We have a terrific set of businesses, great people to lead them and excellent prospects for the future."

Third Quarter 2004 Business Highlights

Healthcare

  Increased total orders 42% over third quarter 2003 to $3.4 billion; excluding Amersham, orders grew 15% to $2.8 billion driven by 41% growth in PET (positron emission tomography) orders and 7% services growth.
  Launched the revolutionary LightSpeed VCT™, an ultra-high speed CT (computed tomography) scanner that can capture images of the heart and coronary arteries in less than five heartbeats.
  Announced the development of the Vivid i™, the world's first miniaturized cardiovascular ultrasound system, which offers the functionality and performance of full-featured, larger-scale ultrasound devices in a portable "stethoscope of the future."
  Helped open Saint Francis Heart Hospital in Tulsa, Oklahoma, the world's most advanced all-digital heart hospital, which integrates GE's leading cardiac imaging, picture archiving and communications systems into a comprehensive, seamless workflow.
  In conjunction with The University of Illinois at Chicago, announced the world's most powerful MRI (magnetic resonance imaging) machine for human studies, ushering in a new age of metabolic imaging that will help researchers understand the workings of the human brain, detect diseases before their clinical signs appear and develop targeted drug therapies for illnesses such as stroke.

Transportation

  Received aircraft engine, locomotive and services orders in the quarter totaling $4.1 billion, up 40% over third quarter last year.
  Selected to provide 108 CF34™ regional jet engines to Air Nostrum, Finnair and Chautauqua Airlines, and eight extended-range GE90-115B™ engines to Emirates Airlines.
  Through CFMI, a 50/50 joint company of GE and Snecma Moteurs of France, selected to provide engines to airlines including CEBU Pacific, Royal Air Maroc and AZAL (Azerbaijan Hava Yollari).
  Received new orders in the quarter for 600 GE Evolution Series locomotives, the world's cleanest diesel-electric locomotives, and 37 other locomotives for international customers.
  Certified the CF6-80C2 engine for the U.S. Air Force's C-5 heavy aircraft modernization program, worth $2.6 billion of potential total revenues for GE Transportation.
  Selected to provide Canada's Maritime Helicopter Program with the CT7 engine.

Energy

  Announced on Oct. 4 the largest single award for new wind generation capacity in the history of the global wind energy industry, with a request from Hydro-Quebec to supply up to 660 wind turbines, totaling 990 megawatts of wind-generated electricity, for eight Canadian projects to be placed on line from 2006 to 2012.
  Announced on Oct. 4 the intent to establish an alliance with Bechtel Corp. to develop a standard commercial offering for "cleaner coal" projects in North America.
  Signed new contractual service agreements totaling $1.4 billion, increasing the number of gas turbines covered by 7% over the same period last year and the number of sites by 8%.
  Installed the 2,500th 1.5-megawatt GE wind turbine during the quarter and shipped 49 1.5-megawatt wind turbines.
  Completed the acquisition of BHA Group Holdings, Inc., an environmental services leader in particulate matter control systems, and the acquisition of three business units from S.D. Myers, Inc., a leader in transformer and substation maintenance services.
  Received global equipment orders from Mexico, Turkey and China; in China, received orders for eight gas turbines, and turbine-generators for the Pubugou Hydropower plant.
  Shipped 29 heavy-duty gas turbines from Greenville, S.C., and Belfort, France, compared with 44 in third quarter 2003.

Commercial Finance

  Increased the volume of financing for mid-market customers (businesses with $50 million-$1 billion in annual revenues) by 22% over third quarter 2003 to $13.3 billion.
  Arranged $1.4 billion of financing for healthcare organizations in the quarter, 84% more than in third quarter 2003, including a $165 million credit facility to Beth Israel Medical Center and a $25 million revolving credit facility to Mount Sinai Hospital, both in New York City.
  Through a joint venture with Southern Union, submitted the winning bid for CrossCountry Energy, the holding company formed from Enron's remaining U.S. gas pipelines.
  Completed the $1.2 billion acquisition of Benchmark, PLC, a U.K.- listed real estate property company, adding 41 assets in London's West End to Commercial Finance's U.K. real estate portfolio.
  Ended the quarter with one aircraft on the ground out of a fleet of more than 1,300 owned aircraft.
  Introduced a new aircraft component management service that helps airlines finance and manage their spare parts inventories, reduce capital investment, lower costs and improve operational efficiency.

Consumer Finance

  Entered into a strategic joint venture with Hyundai Capital Services, Korea's leading consumer finance company, purchasing a 38% stake and acquiring immediate scale in one of the world's largest economies.
  Developed a new program with Dillard's and agreed to purchase its private label credit card business, comprising the sixth-largest in-house private label credit card program in the U.S. and adding 5.5 million active card members to Consumer Finance's customer base.
  Teamed with SAM'S CLUB to launch the new Premier Line of CreditSM, which offers small business owners a credit line of up to $100,000 and interest rates as low as prime to help them start and grow their businesses with the same level of financial flexibility typically afforded to mid- to large-sized companies.
  Agreed to acquire DeltaBank in Russia, entering one of the world's fastest-growing consumer markets through GE's largest single investment in Russia to date.
  Agreed to purchase the credit card receivables of Target Corporation's Mervyn's retail subsidiary (with 257 stores in 13 states, primarily in the West and South), reinforcing GE's commitment to the retail card segment and building on Consumer Finance's strategy to grow in the United States market.

NBC Universal

  Attracted 203 million total U.S. viewers –– 86% of all U.S. television households – with unprecedented, 24-hour-a-day coverage of the 2004 Summer Games in Athens on the networks of NBC Universal, making the Games the third-most watched event in the history of television.
  Led primetime broadcast TV viewing for the quarter in the key demographic of adults 18-49.
  Drove double-digit ratings growth on every NBCU Cable entertainment network – Bravo, USA Networks and SciFi – with the group's ratings growing faster in the quarter than those of any other cable group.
  Increased Telemundo's Monday-Friday prime-time ratings among adults 18-49 by 70% compared to the year-ago quarter.
  Completed the 2003-04 season of Today with the largest total viewers in the program's history, and continued NBC's late-night leadership, with Jay Leno and Conan O'Brien leading their respective competitors in ratings by 29% and 67% respectively; NBC also extended Leno's contract through 2009 and named O'Brien his successor.
  Completed the quarter with The Bourne Supremacy having garnered a worldwide theatrical gross of more than $230 million since its July 23 release.
  Shipped more than 1.5 million units in the first week of release of the DVD of Eternal Sunshine of the Spotless Mind.
  Increased MSNBC's primetime viewership in the quarter by 55% over third quarter 2003, which represents faster growth than any other cable channel in the quarter and almost three times the growth of CNN.

Infrastructure

  Provided EntryScan™ and Itemiser™ explosives detection devices to protect attendees of the Olympic Games, the Democratic and Republican national conventions and the re-opened Statue of Liberty.
  Concluded successful trials for the U.S. Transportation Security Administration (TSA) of GE's walk-through EntryScan at four U. S. airports, with the TSA choosing to make the installations permanent.
  Entered the global cargo security industry with CommerceGuard™, a palm-sized security device that helps detect unauthorized access to a container and monitors the container in transit for signs of intrusion; also was selected for a new TSA pilot program to screen air cargo for explosives.
  Signed new water and process technologies contracts, generating a customized services backlog of more than $50 million while driving new growth in pure water outsourcing, emergency mobile water and equipment, with customers in the transportation, chemical, power, hydro-carbon processing, energy and microprocessing industries.

Advanced Materials

  Introduced new LNP™ resin additives used to manufacture self-lubricating, wear-resistant gears for sectors as diverse as consumer electronics, automotive, power tools and appliances.
  Introduced a tough, custom-colorable thermoplastic compound for the electronics industry with permanent antistatic and electrostatic-dissipative properties.

Consumer & Industrial

  Named The Home Depot's 2004 "Partner of the Year" in the Kitchen and Bath Department for consistently outstanding performance.
  Began rolling out a lighting products program for all of The Home Depot's 1,500-plus U.S.-based stores.
  Increased margins on high-end Monogram® and Profile™ appliances by 39% and 24% respectively over third quarter 2003.
  Increased margins through several new product launches including the new Profile 42" Built-In Refrigerator, Monogram Integrated Dishwasher, Transformore™ Transformer and several stainless steel appliance upgrades.
  Completed the disposition of the Commercial AC motor business to Regal-Beloit Corporation.

* * *

        GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming, and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at http://www.ge.com.

Caution Concerning Forward-Looking Statements

This document contains "forward-looking statements" – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the behavior of financial markets, including fluctuations in interest rates and commodity prices, from future integration of acquired businesses, from future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation and healthcare industries, from unanticipated loss development in our insurance businesses, and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.
Contact :	General Electric, Fairfield David Frail, 203.373.3387 david.frail@.ge.com

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)

Three months ended September 30	2004	2003	V%	2004	2003	V%	2004	2003	V%

Revenues
Sales of goods and services	$21,607	$16,925		$20,967	$16,463		$706	$527
Earnings of GECS before accounting change	-	-		2,233	2,207		-	-
GECS revenues from services	16,476	16,263		-	-		16,843	16,480
Other income	189	206		193	235		-	-

Total revenues	38,272	33,394	15%	23,393	18,905	24%	17,549	17,007	3%

Costs and expenses
Cost of sales, operating and administrative expenses	25,328	20,245		18,394	14,136		7,204	6,303
Interest and other financial charges	2,943	2,723		355	282		2,703	2,558
Insurance losses and policyholder and annuity benefits	3,858	4,168		-	-		3,910	4,168
Provision for losses on financing receivables	785	1,061		-	-		785	1,061
Minority interest in net earnings of consolidated affiliates	269	77		143	44		126	33

Total costs and expenses	33,183	28,274	17%	18,892	14,462	31%	14,728	14,123	4%

Earnings before income taxes and accounting change	5,089	5,120		4,501	4,443		2,821	2,884
Provision for income taxes	(1,038)	(1,099)		(450)	(422)		(588)	(677)

Earnings before accounting change	$4,051	$4,021	1%	$4,051	$4,021	1%	$2,233	$2,207	1%
Cumulative effect of accounting change	-	(372)		-	(372)		-	(339)

Net earnings	$4,051	$3,649	11%	$4,051	$3,649	11%	$2,233	$1,868	20%

Per-share amounts before accounting change
Diluted earnings per share	$0.38	$0.40	(5)%
Total average equivalent shares	10,610	10,085	5%

Basic earnings per share	$0.38	$0.40	(5)%
Total average equivalent shares	10,566	10,031	5%

Per-share amounts after accounting change
Diluted earnings per share	$0.38	$0.36	6%
Total average equivalent shares	10,610	10,085	5%

Basic earnings per share	$0.38	$0.36	6%
Total average equivalent shares	10,566	10,031	5%

Dividends declared per share	$0.20	$0.19

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)

Nine months ended September 30	2004	2003	V%	2004	2003	V%	2004	2003	V%

Revenues
Sales of goods and services	$59,372	$51,210		$57,642	$49,861		$2,010	$1,582
Earnings of GECS before accounting change	-	-		5,774	5,479		-	-
GECS revenues from services	48,635	45,604		-	-		49,615	46,179
Other income	650	409		660	458		-	-

Total revenues	108,657	97,223	12%	64,076	55,798	15%	51,625	47,761	8%

Costs and expenses
Cost of sales, operating and administrative expenses	71,630	59,415		50,555	41,885		21,861	18,130
Interest and other financial charges	8,503	8,002		643	705		8,192	7,554
Insurance losses and policyholder and annuity benefits	11,190	12,409		-	-		11,342	12,409
Provision for losses on financing receivables	2,744	2,799		-	-		2,744	2,799
Minority interest in net earnings of consolidated affiliates	539	219		291	123		248	96

Total costs and expenses	94,606	82,844	14%	51,489	42,713	21%	44,387	40,988	8%

Earnings before income taxes and accounting changes	14,051	14,379		12,587	13,085		7,238	6,773
Provision for income taxes	(2,836)	(3,350)		(1,372)	(2,056)		(1,464)	(1,294)

Earnings before accounting changes	$11,215	$11,029	2%	$11,215	$11,029	2%	$5,774	$5,479	5%

Cumulative effect of accounting changes	-	(587)		-	(587)		-	(339)

Net earnings	$11,215	$10,442	7%	$11,215	$10,442	7%	$5,774	$5,140	12%

Per-share amounts before accounting changes
Diluted earnings per share	$1.08	$1.10	(2)%
Total average equivalent shares	10,398	10,065	3%

Basic earnings per share	$1.08	$1.10	(2)%
Total average equivalent shares	10,353	10,007	3%

Per-share amounts after accounting changes
Diluted earnings per share	$1.08	$1.04	4%
Total average equivalent shares	10,398	10,065	3%

Basic earnings per share	$1.08	$1.04	4%
Total average equivalent shares	10,353	10,007	3%

Dividends declared per share	$0.60	$0.57

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

Summary of Operating Segments (unaudited)
General Electric Company and Consolidated Affiliates
	Three Months Ended September 30			Nine Months Ended September 30

(Dollars in millions)	2004	2003	V%	2004	2003	V%

Revenues
Advanced Materials	$ 2,035	$ 1,739	17	$ 5,968	$ 5,158	16
Commercial Finance	6,028	5,205	16	17,151	15,161	13
Consumer Finance	4,011	3,499	15	11,430	9,304	23
Consumer & Industrial	3,423	3,212	7	10,010	9,386	7
Energy	4,113	4,343	(5)	12,096	13,374	(10)
Equipment & Other Services	1,966	1,479	33	5,993	3,312	81
Healthcare	3,330	2,336	43	9,197	6,878	34
Infrastructure	857	797	8	2,495	2,233	12
Insurance	5,544	6,824	(19)	17,051	19,984	(15)
NBC Universal	4,096	1,517	F	8,545	4,943	73
Transportation	3,777	3,156	20	11,085	9,524	16
Corporate items and eliminations	(908)	(713)	(27)	(2,364)	(2,034)	(16)

Consolidated revenues	$38,272	$33,394	15	$108,657	$97,223	12

Segment profit (a)
Advanced Materials	$ 131	$ 159	(18)	$ 463	$ 415	12
Commercial Finance	1,246	1,060	18	3,176	2,762	15
Consumer Finance	681	595	14	1,883	1,655	14
Consumer & Industrial	163	124	31	516	425	21
Energy	639	986	(35)	1,923	2,941	(35)
Equipment & Other Services	186	(52)	F	132	(562)	F
Healthcare	503	383	31	1,426	1,129	26
Infrastructure	146	132	11	393	331	19
Insurance	120	604	(80)	583	1,624	(64)
NBC Universal	536	431	24	1,698	1,462	16
Transportation	773	604	28	2,220	1,846	20

Total segment profit	5,124	5,026	2	14,413	14,028	3

GE corporate items and eliminations	(268)	(301)	11	(1,183)	(238)	U
GE interest and other financial charges	(355)	(282)	(26)	(643)	(705)	9
GE provision for income taxes	(450)	(422)	(7)	(1,372)	(2,056)	33

Earnings before accounting change	4,051	4,021	1	11,215	11,029	2

Cumulative effect of accounting change	-	(372)		-	(587)

Consolidated net earnings	$ 4,051	$ 3,649	11	$ 11,215	$10,442	7

(a) Segment profit always excludes the effects of principal pension plans and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges; certain gains/losses from dispositions; and litigation settlements or other charges, responsibility for which precedes the current management team. Segment profit excludes or includes interest and other financial charges and segment income taxes according to how a particular segment management is measured - excluded in determining operating profit for Advanced Materials, Consumer & Industrial, Energy, Healthcare, Infrastructure, NBC Universal, and Transportation, but included in determining net earnings for Commercial Finance, Consumer Finance, Equipment & Other Services, and Insurance.

Condensed Statement of Financial Position
General Electric Company and consolidated affiliates

(Dollars in billions)	Consolidated		GE		Financial Services (GECS)

Assets	9/30/04	12/31/03	9/30/04	12/31/03	9/30/04	12/31/03

Cash & marketable securities	$ 135.4	$ 135.0	$ 1.8	$ 2.0	$ 133.7	$ 133.2
Receivables	12.5	10.7	12.7	11.0	-	-
Inventories	9.7	8.8	9.5	8.6	0.2	0.2
GECS financing receivables - net	253.3	247.9	-	-	253.3	247.9
Plant & equipment - net	61.4	53.4	16.1	14.6	45.3	38.8
Investment in GECS	-	-	49.0	45.3	-	-
Goodwill & intangible assets	81.4	55.0	54.0	30.2	27.4	24.8
Other assets	150.9	136.7	38.1	30.4	117.5	109.6

Total assets	$ 704.6	$ 647.5	$ 181.2	$ 142.1	$ 577.4	$ 554.5

Liabilities and equity
Borrowings	$ 339.5	$ 329.7	$ 11.3	$ 10.9	$ 329.5	$ 320.3
Insurance reserves	138.2	136.3	-	-	138.5	136.3
Other liabilities & minority interest	125.1	102.3	68.1	52.0	60.4	52.6
Shareowners' equity	101.8	79.2	101.8	79.2	49.0	45.3

Total liabilities and equity	$ 704.6	$ 647.5	$ 181.2	$ 142.1	$ 577.4	$ 554.5

September 30, 2004 information is unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

Financial Measures That Supplement GAAP
General Electric Company and Consolidated Affiliates

We sometimes refer to data derived from consolidated financial information but not required by GAAP to be presented in financial statements. Certain of these data are considered "non-GAAP financial measures" under SEC regulations. Specifically, we have referred to:

  Earnings and earnings per share growth excluding the impact of GE's insurance portfolio repositioning and earnings from GE's principal pension plans;
  Organic Industrial sales growth; and
   Increase in Industrial CFOA in the first nine months of 2004.

Reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures - reported earnings before accounting change, earnings per share, Industrial sales growth and cash from operating activities - follow.

(Dollars in millions; per-share amounts in dollars)	THREE MONTHS ENDED SEPTEMBER 30

	2004	2003	V%

Earnings before accounting change	$ 4,051	$ 4,021

Less: Impact of insurance portfolio repositioning
Total Insurance segment	120	604
Less: Insurance Solutions (Formerly ERC)	(39)	120

Impact of insurance portfolio repositioning	159	484
Less: Earnings from GE's principal pension plans	25	102

Earnings excluding impact of insurance portfolio repositioning and earnings from GE's principal pension plans	$ 3,867	$ 3,435	13%

EPS excluding impact of insurance portfolio repositioning and earnings from GE's principal pension plans	$ 0.36	$ 0.34	6%

	THREE MONTHS ENDED SEPTEMBER 30

	2004	2003	V%

Industrial sales as reported	$ 20,967	$ 16,463
Less: Effects of acquisitions/dispositions and currency exchange on Industrial sales	2,727	180

Industrial sales excluding the effects of acquisitions/dispositions and currency exchange (Organic Industrial Sales)	$ 18,240	$ 16,283	12%

	NINE MONTHS ENDED SEPTEMBER 30

	2004	2003	V%

Cash from GE's operating activities as reported	$ 9,708	$ 7,378
Less: GECS dividends	2,064	1,252

Cash from GE's operating activities excluding dividends from GECS (Industrial CFOA)	$ 7,644	$ 6,126	25%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our third quarter 2004 earnings and earnings per share without the impact of insurance portfolio repositioning and the decline in earnings from our principal pension plans. Similarly, we believe presentation of third quarter 2004 growth in Industrial sales without the effects of acquisitions, dispositions, and currency exchange is useful to investors. We also believe that investors would find it useful to compare our cash flow from operating activities for the first nine months of 2004 against the comparable period of 2003 without the impact of GECS dividends, principally proceeds from the Genworth initial public offering in 2004 and other business dispositions in 2003.